Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Rezolute, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value, to be issued pursuant to outstanding Options under the 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	10,052,707	(2)	$3.58	(4)	$35,988,691.06	$0.00015310	$5,509.87
Equity	Common Stock, $0.001 par value, to be issued pursuant to Awards to be granted under the 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	4,080,451	(3)	$4.51	(5)	$18,402,834.01	$0.00015310	$2,817.47
Equity	Common Stock, $0.001 par value per share issuable as inducement grants	Other	275,000		$1.02		$280,500.00	$0.00015310	$42.95
Equity	Common Stock, $0.001 par value per share issuable as inducement grants	Other	150,000		$5.04		$756,000.00	$0.00015310	$115.74
Equity	Common Stock, $0.001 par value per share issuable as inducement grants	Other	1,075,000		$2.44(6)		$2,623,000.00	$0.00015310	$401.58
	Total Offering Amounts								$58,051,025.07
	Total Fee Offsets								-
	Net Fee Due								$8,887.60

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock, par value $0.001 (the “Common Stock”) that become issuable under the Registrant’s 2021 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)	Includes Common Stock reserved for future issuance upon exercise of outstanding options granted under the 2021 Stock Incentive Plan. Excludes 316,842 shares of common stock reserved for stock option exercises prior to December 24, 2024.
(3)	Includes Common Stock reserved for future issuance upon exercise of options, grant of restricted stock and restricted stock units (including performance-based restricted stock and stock units), dividend equivalents, and other share-based awards that may be granted under the 2021 Stock Incentive Plan.
(4)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of the outstanding options.
(5)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on December 24, 2024.
(6)	This estimate is made pursuant to Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per unit and maximum aggregate offering price are calculated using a weighted-average exercise price for the Registrant's Common Stock subject to such inducement grants.